SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

January 3, 2006

Date of Report

(Date of earliest event reported)

DIGITAS INC.

(Exact name of registrant as specified in its charter)

Delaware	000-29723	04-3494311
(State or other jurisdiction of incorporation)	(Commission File No.)	(IRS Employer Identification No.)

33 Arch Street, Boston Massachusetts 02199

(Address of principal executive offices, including zip code)

(617) 867-1000

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 1 – Registrant’s Business and Operations

Item 1.01 Entry Into a Material Definitive Agreement

On January 3, 2006, Digitas Inc. (“Digitas”), Medical Broadcasting Company, a Pennsylvania corporation, David Kramer and Linda Holliday (together, the “Principals”) entered into a Purchase Agreement (the “Purchase Agreement”) for the acquisition of Medical Broadcasting, LLC, a privately held Delaware limited liability company headquartered in Philadelphia, Pennsylvania (“MBC”), by Digitas. Pursuant to the Purchase Agreement, Digitas proposes to acquire all of the issued and outstanding limited liability company interests of MBC.

The initial consideration for this transaction will be approximately $30.4 million, payable approximately 74% in cash and approximately 26% in Digitas common stock. Additional consideration may be payable pursuant to an earn-out arrangement that is contingent upon the financial performance of MBC for the period from January 1, 2006 through December 31, 2008. Digitas has the right to buy out its contingent consideration obligation after December 31, 2006 using an agreed upon formula based on the financial performance of MBC through the date of the buy-out.

In connection with the acquisition, the Principals will enter into employment agreements with MBC. Each employment agreement will have a two year term and may be renewed for one additional year at the election of the Principal.

The parties to the Purchase Agreement anticipate consummating the acquisition in the first quarter of 2006, subject to customary closing conditions, including the purchase of the 10% interest in MBC from a minority investor in MBC. The Purchase Agreement contains certain termination rights under specified circumstances, including failure to complete the acquisition on or before February 28, 2006 unless extended by either party to March 31, 2006. There can be no assurance that all of the conditions to closing the acquisition will be satisfied.

Other than the Purchase Agreement and the related agreements, there are no material relationships between Digitas, on the one hand, and MBC, Medical Broadcasting Company and the Principals, on the other hand.

The foregoing description of the transaction does not purport to be complete and is qualified in its entirety by reference to the complete text of the Purchase Agreement, which will be filed with Digitas’ Quarterly Report on Form 10-Q for the period ending March 31, 2006 unless earlier terminated or filed. A copy of the press release issued by Digitas on January 3, 2006 is attached hereto as an exhibit to this Current Report on Form 8-K and is incorporated herein by reference.

Section 3 – Securities and Trading Markets

Item 3.02. Unregistered Sales of Equity Securities

In accordance with the terms of the Purchase Agreement described above, Digitas will issue to the Principals approximately $8.0 million in shares of its common stock on the date of the consummation of the acquisition with such common stock valued based on the average of the closing prices of Digitas’ common stock as reported on the Nasdaq National Market for the twenty-five consecutive trading days up to and including the trading day that is two trading days prior to the closing date of the acquisition. These shares are expected to be issued in reliance upon an exemption from registration provided by Section 4(2) of the Securities Act of 1933, as amended.

Section 9 – Financial Statements and Exhibits

Item 9.01 Financial Statements and Exhibits

(d)	Exhibits

99.1 Press release issued by Digitas Inc., dated January 3, 2006.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DIGITAS INC.

Date: January 3, 2006	By:	/s/ Ernest W. Cloutier
	Name:	Ernest W. Cloutier
	Title:	Secretary and General Counsel

EXHIBIT INDEX

Exhibit No.	Description
99.1	Press release issued by Digitas Inc., dated January 3, 2006